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Exhibit 5

March 10, 2004

East West Bancorp, Inc.
415 Huntington Drive
San Marino, California 91108

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        I have acted as counsel to East West Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of include (i) 608,566 shares of our common stock issued by the Company to the selling stockholders in a private placement completed on March 1, 2004; and (ii) 202,856 shares of common stock issuable upon exercise of Additional Investment Rights issued by the Company to the selling stockholders in connection with the private placement completed on March 1, 2004. The foregoing shares are referred to as the "Shares."

        I have examined, among other things, the Company's Articles of Incorporation and Bylaws, each as amended to date, the private placement documents referred to above, and records of corporate proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the private placement. Based on the foregoing and in reliance thereon, it is my opinion that the Shares, when they are issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very Truly yours
/s/ DOUGLAS P. KRAUSE Douglas P. Krause

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  Exhibit 5